Exhibit 99.1

Spok Holdings Announces it is Conducting a Strategic Alternatives Review

Company’s Ongoing Review was Prompted by Several Recent Indications of Interest in Acquiring the Company

Spok Adopts Limited-Duration Shareholder Rights Plan to Protect its Ongoing Process

ALEXANDRIA, VA. – September 3, 2021 – Spok Holdings, Inc. (NASDAQ: SPOK) (the “Company”), a global leader in healthcare communications, today announced its Board of Directors (the “Board” or the “Spok Board”), with the assistance of financial and legal advisors, recently initiated a review of the Company’s strategic alternatives to evaluate potential transactions, including a sale of the Company, and other actions that would maximize value for shareholders.

Spok’s strategic review process has been ongoing for several weeks, following the receipt of multiple private expressions of interest in acquiring all or part of the Company. The Company determined to announce its review process to provide full transparency to all interested parties, including the Company’s shareholders, in light of the public expression of interest in acquiring Spok, and the rapid accumulation of more than 5% of Spok’s outstanding stock, by Acacia Research Corporation and its partner, Starboard Value L.P. (“Acacia”). The Board will invite Acacia to participate in the ongoing strategic review process on equal footing with other interested parties.

After market hours on September 2, 2021, the Board unanimously approved the adoption of a limited-duration shareholder rights plan (the “Rights Plan”) and declared a distribution of one right (“Right”) for each outstanding share of common stock. The Rights Plan is effective immediately and will expire on August 31, 2022, unless earlier terminated pursuant to the Rights Plan. The record date for the Rights distribution is September 17, 2021.

The Rights Plan has been adopted in order to ensure the Board can conduct an orderly review of strategic alternatives. The Rights Plan will not preclude the Spok Board from considering an offer that is fair and in the best interests of Spok shareholders.

“Spok’s Board is dedicated to maximizing value for all our shareholders,” said Royce Yudkoff, Chairman of the Spok Board. “Our goal in disclosing our ongoing strategic alternatives review and adopting the Rights Plan is to ensure that all interested parties have the opportunity to participate fairly and to provide the Board time to make an informed decision in the best interests of Spok’s shareholders.”

spok.com

The Rights will be exercisable only if, following the time of this announcement, a person or group (each, an “acquiring person”) acquires beneficial ownership (including certain synthetic equity positions created by derivative securities) of 10% (or 20% in the case of passive institutional investors) or more of Spok’s outstanding common stock. In that case, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Spok’s common stock at a 50% discount. Any shareholders with beneficial ownership of Spok’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. The Rights Plan provides several important shareholder-friendly features, including an ability for shareholders to call a special meeting for purposes of exempting a “qualifying offer.”

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

There can be no assurance that the strategic alternatives review process will lead to a transaction or the sale of all or part of the Company. At this time, Spok shareholders are not required to take any action.

About Spok

Spok, Inc., a wholly owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Alexandria, Virginia, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Go® and Spok Care Connect® platforms to enhance workflows for clinicians and support administrative compliance. Our customers send over 100 million messages each month through their Spok® solutions. When seconds count and patients’ lives are at stake, Spok enables smarter, faster clinical communication. For more information, visit spok.com or follow @spoktweets on Twitter.

Spok is a trademark of Spok Holdings, Inc. Spok Go and Spok Care Connect are trademarks of Spok, Inc.

spok.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance and statements relating to the effects of the Rights Plan and the outcome of the unsolicited takeover bid from Acacia Research Corporation and Spok’s strategic alternatives review, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, risks related to the COVID-19 pandemic and its effect on our business and the economy, other economic conditions such as recessionary economic cycles, higher interest rates, inflation and higher levels of unemployment, our ability to effectively develop, introduce and deploy our integrated communications platform and collaboration platform, Spok Go, declining demand for paging products and services, continued demand for our software products and services, our dependence on the U.S. healthcare industry, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, particularly third-party consulting services and research and development costs, future capital needs, competitive pricing pressures, competition from traditional paging services, other wireless communications services and other software providers, many of which are substantially larger and have much greater financial and human capital resources, changes in customer purchasing priorities or capital expenditures, government regulation of our products and services and the healthcare and health insurance industries, reliance upon third-party providers for certain equipment and services, unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services, the effects of changes in accounting policies or practices, our ability to realize the benefits associated with our deferred tax assets, future impairments of our long-lived assets, amortizable intangible assets and goodwill, the effects of the Rights Plan, and the outcome of the unsolicited takeover bid from Acacia Research Corporation and Spok’s strategic alternatives review, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

Investor Contact
Lisa Fortuna or Mike Cummings

+1 (312) 445-2866

spok@alpha-ir.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani

Sloane-Spok@Sloanepr.com

spok.com

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